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                          Exhibit 99.1


FOR IMMEDIATE RELEASE:                   THURSDAY, MAY 12, 2005


         Versar Announces its Third Quarter Results of
    Fiscal Year 2005 with Eight Profitable Quarters in a Row

Springfield, VA, Thursday, May 12 2005 -  VERSAR, Inc. (Amex:
VSR) announced today the results for the third quarter of fiscal year 2005. Net income for the third quarter was $98,000, or $0.01 per share compared to $21,000, or $0.00 per share the previous year. Gross revenue for the third quarter was $14,937,000, a 1% decrease from the third quarter of fiscal year 2004.

Gross revenue decreased primarily in the Infrastructure and Management Services Business segment as a result of project funding delays from the Environmental Protection Agency resulting from budget delays and relocation of funds for the war efforts in Iraq, as well as reduced mold remediation work. The decrease was, in part, offset by increased revenue in the Engineering and Constructions Business Segment. Profitability during the third quarter of fiscal year 2005 was impacted by a continued decline in demand in the National Security Business segment's chemical and biological laboratories and delays in the resolution of several construction change orders in the Company's Engineering and Construction Business segment.

Dr. Ted Prociv, President and CEO of Versar said "While our third quarter is usually the company's most difficult, we have achieved eight profitable quarters in a row. We continue to be impacted by federal funding delays which we anticipate will reverse themselves during the fourth quarter as a result of the Congressional action on supplemental budget requests. Those actions will positively impact Versar's business for the next six to nine months. We continue to execute our business plan and have developed plans to enhance profitability in the future."

Versar, Inc., headquartered in Springfield, VA, is a publicly held professional services firm supporting government and industry in national defense/homeland defense programs, environmental health and safety and infrastructure revitalization. Versar operates a number of web sites, including the corporate Web sites, http://www.versar.com, http://www.homelanddefense.com, and http://www.geomet.com; and a B2B portal for homeland defense products and services, http://www.nbcprotect.com and http://www.dtaps.com.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended June 30, 2004.


Contact:  James Dobbs    (703) 642-6712   Email: jdobbs@versar.com


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                  VERSAR, INC. AND SUBSIDIARIES
              Consolidated Statements of Operations
      (Unaudited - in thousands, except per share amounts)

                           For the Three-Month    For the Nine-Month
                              Periods Ended          Periods Ended
                           ___________________    ___________________
                            April      March        April     March
                           1, 2005    31, 2004    1, 2005    31, 2004
                           ________   ________    ________   ________

GROSS REVENUE              $14,937    $15,130     $53,098    $43,023
Purchased services and
 materials, at cost          6,101      6,683      26,204     18,094
                           ________   ________    ________   ________
NET SERVICE REVENUE          8,836      8,447      26,894     24,929

Direct costs of services
 and overhead                7,198      6,956      21,350     19,877
Selling, general and
 administrative expenses     1,516      1,427       4,571      4,192
                           ________   ________    ________   ________

OPERATING INCOME               122         64         973        860

OTHER EXPENSE
Interest expense                24         43          47        130
                           ________   ________    ________   ________

INCOME BEFORE TAX               98         21         926        730

Income tax expense             ---        ---         ---        ---
                           ________   ________    ________   ________

NET INCOME                 $    98    $    21     $   926    $   730
                           ========   ========    ========   ========

NET INCOME PER SHARE -
 BASIC                     $  0.01    $   ---     $  0.12    $  0.10
                           ========   ========    ========   ========

NET INCOME PER SHARE -
 DILUTED                   $  0.01    $   ---     $  0.11    $  0.10
                           ========   ========    ========   ========

WEIGHTED AVERAGE NUMBER
 OF SHARES OUTSTANDING -
 BASIC                       7,914      7,304       7,879      7,275
                           ========   ========    ========   ========

WEIGHTED AVERAGE NUMBER
 OF SHARES OUTSTANDING -
 DILUTED                     8,302      7,737       8,306      7,583
                           ========   ========    ========   ========




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